SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2006

CERUS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-21937	68-0262011
(State of jurisdiction)	(Commission File No.)	(IRS Employer Identification No.)

2411 Stanwell Drive

Concord, California 94520

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (925) 288-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On August 31, 2006, Cerus Corporation (the “Company”) announced that it has reached an agreement to settle its outstanding class action and derivative lawsuits. A copy of the Company’s press release, entitled “Cerus Announces Agreements to Settle Class Action and Derivative Lawsuits,” is attached as Exhibit 99.1 hereto.

Pursuant to the terms of the settlement agreements, the plaintiffs in the class action lawsuit pending in the United States District Court for the Northern District of California (In re Cerus Corporation Securities Litigation Master File No. C-03-5517-JF(RS)) and in the related shareholders’ derivative lawsuit pending in the Superior Court for the County of Contra Costa (Joseph Leone v. Stephen T. Isaacs, et. al. Case No. MSC03-03092) will provide the defendants with a release of all known and unknown claims related to such class action and derivative lawsuits without any admission of wrongdoing or liability by any party. Under these settlement agreements, the Company’s directors’ and officers’ liability insurance policy will fund a cash settlement amount and the Company has agreed to take or continue certain corporate governance measures. Such specified corporate governance measures involve, among other measures, the Company making a good faith diligent effort to add one or two independent directors to its Board of Directors by September 1, 2007, (and if not added by such time, retaining a professional search firm to assist in the identification of such independent directors, with the Company using best efforts to add one or two independent directors to the Board of Directors by December 31, 2008), and, unless otherwise required by law, two thirds of the Company’s Board of Directors will in good faith and with diligent effort consist, through January 1, 2009, of independent directors.

The settlement shall become effective upon the satisfaction of a number of conditions, including, among others, the timely execution of a final stipulation, the approval of the settlement by the courts, and the final and non-appealable entry of a judgment by the courts dismissing the class action and derivative lawsuits with prejudice.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release, dated August 31, 2006, entitled “Cerus Announces Agreements to Settle Class Action and Derivative Lawsuits.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERUS CORPORATION

Dated: August 31, 2006	By:	/s/ William J. Dawson
William J. Dawson
Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated August 31, 2006, entitled “Cerus Announces Agreements to Settle Class Action and Derivative Lawsuits.”